Exhibit 5(c)

[Faegre & Benson LLP Letterhead]

February 6, 2009

Public Service Company of Colorado
1225 17th Street
Denver, Colorado 80202

Re:                               Registration Statement on Form S-3 of Public Service Company of Colorado

Ladies and Gentlemen:

We have acted as counsel for Public Service Company of Colorado, a Colorado corporation (the “Company”), in connection with the authorization of the issuance and sale by the Company of up to $800,000,000 in aggregate principal amount of secured first mortgage bonds (the “First Mortgage Bonds”) of the Company.  The First Mortgage Bonds may be issued as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”).  The First Mortgage Bonds may be offered and sold from time to time on a delayed basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).  The First Mortgage Bonds will be issued pursuant to the Indenture, dated as of October 1, 1993, as amended and to be supplemented by various supplemental indentures (as so supplemented, the “Indenture”), between the Company and U.S. Bank Trust National Association, as successor trustee (the “Trustee”).

We have examined such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that, when the Public Utilities Commission of the State of Colorado has issued an order authorizing and approving the issuance and sale of the First Mortgage Bonds and they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, the First Mortgage Bonds will be entitled to the benefits of the security provided by the Indenture, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Our opinion herein is limited to the laws of the State of Colorado and to property located in the State of Colorado.

We hereby consent to the filing of this opinion as Exhibit 5(c) to the Registration Statement on Form S-3, filed by the Company to effect the registration of the First Mortgage Bonds under the Securities Act of 1933 (the “Act”) and to the reference to Faegre & Benson LLP under the caption “Legal Opinions” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ Charles D. Calvin
Charles D. Calvin